FORM 15
      [Adopted in Release No. 34-20784 (Paragraph 83,508), March 22, 1984,
                   effective March 30, 1984, 49 F.R., 12688.]

                    U. S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-17150


                   PAINEWEBBER DEVELOPMENT PARTNERS FOUR, LTD.
                   -------------------------------------------
             (Exact name of registrant as specified in its charter)

265  Franklin   Street,   Boston,   Massachusetts   02110        (617) 439-8118
--------------------------------------------------------------------------------
(Address,including zip code, and telephone number, including area code, or registrant's principal executive offices)

                      Units of Limited Partnership Interest
                      -------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----

(Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a) (1) (i)               [  x  ]     Rule 12h-3(b) (1) (ii)  [     ]
Rule 12g-4(a) (1) (ii)              [     ]     Rule 12h-3(b) (2) (i)   [     ]
Rule 12g-4(a) (2) (i)               [     ]     Rule 12h-3(b) (2) (ii)  [     ]
Rule 12g-4(a) (2) (ii)              [     ]     Rule 15d-6              [     ]
Rule 12h-3(b) (1) (i)               [  x  ]

Approximate number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934 PaineWebber Development Partners Four, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   PaineWebber Development Partners Four, Ltd.

                                   By: Fourth Development Fund Inc.
                                       ----------------------------
                                       Managing General Partner

                                       By:/s/ Walter V. Arnold
                                          --------------------
                                       Name:  Walter V. Arnold
                                       Title: Senior Vice President and
                                              Chief Financial Officer

DATE:  June 29, 1999